EXHIBIT 99.1

News Release

7007 Pinemont

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL 2005 THIRD QUARTER RESULTS

Third Quarter Operating Income Increases 119% from Prior Year

Houston, Texas – July 28, 2005 – OYO Geospace (NASDAQ: OYOG) today announced net income of $1.2 million, or $0.20 per diluted share, on revenues of $23.1 million for its third quarter ended June 30, 2005. This compares with net income of $1.1 million, or $0.19 per diluted share, on revenues of $13.9 million in the comparable quarter last year.

For the nine months ended June 30, 2005, OYO Geospace recorded sales of $59.7 million and net income of $3.1 million, or $0.54 per diluted share. For the comparable period last year, the company recorded sales of $47.6 million and net income of $5.4 million, or $0.96 per diluted share.

The company noted that its results for the three and nine months ended June 30, 2004 include a performance bonus of $0.5 million and $3.6 million, respectively, related to the successful operation of a permanent seismic reservoir characterization system sold in fiscal year 2002. In addition, the results for the three and nine months ended June 30, 2004 include a $0.5 million tax benefit resulting from a change in estimate for previously unrecognized tax deductions and tax credits related to fiscal year 2003. The results for the nine months ended June 30, 2004 also reflect the reversal of a $0.8 million deferred tax valuation allowance.

Operating income for the three and nine months ended June 30, 2005 increased 119% and decreased 24%, respectively, from the comparable periods of the prior year. Excluding the performance bonus recorded in last year’s results, operating income for the three and nine months ended June 30, 2005 increased 304% and 37%, respectively, from the comparable periods of the prior fiscal year.

“Demand for our seismic exploration products remained strong in the quarter fueled by increased worldwide demand for seismic exploration services,” said Gary D. Owens, OYO Geospace’s Chairman, President and CEO. “Both our Canadian and Russian operations also reported strong sales and profits during the quarter,” Owens continued.

“Sales of our seismic reservoir products were very good during the quarter, including the sale of a retrievable seismic seabed system for work overseas. We also delivered a seismic borehole system for onshore reservoir characterization work here in the U.S. We remain encouraged about the future prospects for our reservoir products,” said Owens.

“Offshore cable product sales for the quarter were the highest since these products were introduced in fiscal year 2003. Sales of these products together with sales of our other emerging technology products once again set quarterly sales records for these product lines. We are hopeful that sales of these non-seismic products will continue to grow in the future,” continued Owens.

Owens added, “The thermal solutions business segment enjoyed its best quarter of fiscal year 2005. Milestones for the quarter include the start-up of printhead production in our new cleanroom facility in Houston, and the shipment from Houston of printheads to new OEM printer manufacturing customers. With the relocation of acquired printhead production assets to our new cleanroom in Houston completed on time and within budget, we are turning our focus to new products and new markets in an effort to improve the results of this business segment.”

OYO Geospace is a leading designer and manufacturer of instruments and equipment used by the oil and gas industry for acquiring and processing seismic data, and for characterizing and monitoring producing oil and gas reservoirs. The company also designs, manufactures and distributes thermal imaging equipment and dry thermal film products to a variety of markets, including the screen print, point of sale, signage and textile markets.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO Geospace Corporation and Subsidiaries

Consolidated Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Sales	$23,115	$13,945	$59,702	$47,623
Cost of sales	16,545	9,397	40,960	29,338

Gross profit	6,570	4,548	18,742	18,285
Operating expenses:
Selling, general and administrative expenses	3,474	2,577	10,678	8,985
Research and development expenses	1,342	1,170	3,772	3,651

Total operating expenses	4,816	3,747	14,450	12,636

Income from operations	1,754	801	4,292	5,649
Other income (expense):
Interest expense	(207)	(109)	(463)	(360)
Interest income	126	55	365	203
Foreign exchange gains (losses)	(65)	(5)	35	187
Other, net	34	(52)	49	(73)

Total other expense, net	(112)	(111)	(14)	(43)

Income before income taxes and minority interest	1,642	690	4,278	5,606
Income tax expense (benefit)	481	(393)	1,174	140

Income before minority interest	1,161	1,083	3,104	5,466
Minority interest	(3)	1	(32)	(23)

Net income	$1,158	$1,084	$3,072	$5,443

Basic earnings per share	$0.21	$0.19	$0.55	$0.98

Diluted earnings per share	$0.20	$0.19	$0.54	$0.96

Weighted average shares outstanding—Basic	5,611,610	5,580,854	5,600,368	5,568,892

Weighted average shares outstanding—Diluted	5,751,605	5,715,081	5,733,479	5,677,279